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FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Andy Zelleke to join its Board of Directors

CAMBRIDGE, Mass., October 4, 2022 /PRNewswire/ -- Cambridge Bancorp (NASDAQ:CATC) (the “Company”), and its subsidiary, Cambridge Trust Company today announced a new member to its Board of Directors. Joining the board is Andy S. Zelleke. “We are delighted to welcome Dr. Zelleke to our Board. His background in corporate governance and in leadership development at Harvard Business School, combined with his experience as a practicing attorney earlier in his career, make him an excellent addition. We look forward to Andy’s contribution to the Board,” noted Denis K. Sheahan, Chairman and CEO of Cambridge Bancorp and Cambridge Trust Company.

About Andy S. Zelleke

Andy S. Zelleke, age 61, joins the Cambridge Trust Board of Directors with two decades of experience as an educator in leadership and management, negotiation and corporate governance. He is a senior lecturer at Harvard Business School and has served on the faculties of the Harvard Kennedy School and the University of Pennsylvania’s Wharton School. He was previously the Project Director and a Steering Committee member of the American Academy of Arts and Sciences’ Corporate Responsibility Project, and Co-Director of the Harvard Kennedy School’s Center for Public Leadership. Dr. Zelleke was co-editor of Restoring Trust in American Business (MIT Press), is a two-time Greenhill Award honoree for outstanding contributions to the Harvard Business School community, and is a life member of the Council on Foreign Relations. Early in his career, he practiced corporate law in New York and Los Angeles and taught at the UCLA School of Law. He has prior public company experience as an independent director at Innodata Inc, a global data engineering company. Dr. Zelleke received his undergraduate, law and doctoral degrees from Harvard University.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.1 billion in assets at June 30, 2022, and a total of 19 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.0 billion in client assets under management and administration at June 30, 2022. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520